UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 1, 2016
Date of Report (date of earliest event reported)

Copart, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-23255	94-2867490
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

14185 Dallas Parkway, Suite 300
Dallas, Texas 75254
(Address of principal executive offices)

(972) 391-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communication pursuant to Rule 425 under Section Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION INCLUDED IN THIS REPORT
Section 8 — Other Events
Item 8.01 Other Events.
Exercise of Stock Options
On September 1, 2016, A. Jayson Adair, our chief executive officer, exercised on a net issuance basis options to acquire an aggregate of 4,600,000 shares of our common stock subject to options outstanding under our 2001 Stock Plan and our 2007 Equity Incentive Plan as well as pursuant to a stand-alone stock option agreement dated April 14, 2009.  As a result of the exercise and his surrender of shares to satisfy the exercise price and tax withholding obligations, we issued Mr. Adair a net number of 1,870,203 shares of our common stock.
On September 1, 2016, Willis J. Johnson, chairman of our board of directors, exercised on a net issuance basis options to acquire an aggregate of 4,400,000 shares of our common stock subject to options outstanding under our 2001 Stock Plan as well as pursuant to a stand-alone stock option agreement dated April 14, 2009.  As a result of the exercise and his surrender of shares to satisfy withholding obligations, we issued Mr. Johnson a net number of 1,797,650 shares of our common stock.
All shares surrendered by Messrs. Adair and Johnson to satisfy the exercise price and tax withholding obligations were canceled.
Drawdown Under Credit Agreement
On September 1, 2016, we initiated a drawdown of $135 million under our existing revolving credit facility with a borrowing capacity of $850 million, a copy of which is attached as Exhibit 10.1 to our current report on Form 8-K filed on July 27, 2016 (the “Credit Agreement”). This drawdown resulted in approximately $367 million being outstanding under the Credit Agreement and approximately $483 million in available revolving credit capacity as of September 7, 2016. The funds being drawn down under the Credit Agreement will be used for general corporate purposes, including working capital and capital expenditures, as well as the satisfaction of Copart’s tax withholding obligations on behalf of Messrs. Adair and Johnson, arising from their exercise of stock options, as described above.
.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 7, 2016            COPART, INC.
By: /s/ Jeffrey Liaw
Jeffrey Liaw
Chief Financial Officer